Exhibit 99.1

            CIMAREX ANNOUNCES PRICING OF $350 MILLION OF SENIOR NOTES

    DENVER, April 17 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) today announced that it has sold $350 million of 7.125% senior notes that will mature May 1, 2017. The notes were sold to the public at par. The net proceeds will be used to redeem the 9.6% senior notes assumed in the Magnum Hunter merger which have a face value of $195 million and repay amounts currently outstanding under its revolving credit facility.

    Interest is payable May 1 and November 1 of each year. The first interest payment will be made on November 1, 2007, and will consist of interest from closing to that date. The offering is expected to close on May 1, 2007.

    J.P. Morgan Securities Inc. and Lehman Brothers Inc. acted as joint book-running managers for the offering. The offering was made only by means of a prospectus, copies of which are available from J.P. Morgan Securities Inc., 270 Park Ave., 8th Floor, Attention: Syndicate Desk, New York, NY 10017, 212-834-4555; Lehman Brothers Inc., Attention: Prospectus Department, 745 7th Avenue, New York, NY 10019, 888-603-5847. An electronic copy of the prospectus is available from the Securities and Exchange Commission's website at http://www.sec.gov.

    About Cimarex Energy

    Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

    This press release does not constitute an offer to sell or a solicitation of an offer to buy senior unsecured notes. Such an offer can only be made by delivery of a prospectus that has been filed with the Securities and Exchange Commission.

    This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward- looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

SOURCE  Cimarex Energy Co.
    -0-                             04/17/2007
    /CONTACT: Mark Burford, Director of Capital Markets of Cimarex Energy Co., +1-303-295-3995/
    /Web site:  http://www.cimarex.com /